EXHIBIT 14.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129945, 333-121164, 333-88854,
333-100522, 333-51446, 333-09368, and 333-1796 on Form F-4, S-8, F-3, S-8, S-8, S-8, and S-8, respectively, and in Post-Effective Amendment No. 7 to Registration Statement No. 333-117110 on Form F-3, and in Post-Effective Amendment No. 2 on Form S-8 to Form F-4 to Registration Statement No. 333-15409) of our report dated February 1, 2006, with respect to the financial statements of Harborside at Atlantis Joint Venture Limited, included in the Annual Report (Form 20-F) of Kerzner International Limited for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Certified Public Accountants

Orlando, Florida
March 27, 2006